Exhibit 8.1

ATTORNEYS AT LAW 380 Interlocken Crescent Suite 900 Broomfield, CO 80021-8023 Main 720 566-4000 Fax 720 566-4099 www.cooley.com	Palo Alto, CA 650 843-5000 Reston, VA 703 456-8000 San Diego, CA 858 550-6000 San Francisco, CA 415 693-2000

DANIEL P. MEEHAN (720) 566-4061 dmeehan@cooley.com

November 4, 2004

ViroLogic, Inc.

345 Oyster Point Boulevard

South San Francisco, CA 94080

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the filing of Amendment No. 1 to Form S-4 Registration Statement (the “Amended Registration Statement”) pursuant to the Agreement and Plan of Merger and Reorganization (the “Initial Reorganization Agreement”) entered into as of May 28, 2004, among ViroLogic, Inc., a Delaware corporation (“Parent”), Apollo Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), Apollo Merger Subsidiary, LLC, a Delaware limited liability company (“Merger Sub II” and, together with Merger Sub I, “Merger Subs”), and ACLARA BioSciences, Inc., a Delaware corporation (“Company”), and Amendment No. 1 to the Initial Reorganization Agreement entered into as of October 18, 2004 (the “Amendment”) by and among the same parties (together, the Initial Reorganization Agreement and the Amendment are referred to herein as the “Amended Reorganization Agreement”). Pursuant to the Amended Reorganization Agreement, Merger Sub I will merge with and into Company (“Merger I”), following which Company will merge with and into Merger Sub II (together with Merger I, the “Transaction”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Amended Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to Parent in connection with the Transaction. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

(a)	the Amended Reorganization Agreement;

(b)	the Amended Registration Statement; and

(c)	such other instruments and documents related to the formation, organization and operation of Parent, Merger Subs and Company and to the consummation of the

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Transaction and the other transactions contemplated by the Amended Reorganization Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

(i)	Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(ii)	All representations, warranties and statements made or agreed to by Parent, Merger Subs and Company, their managements, employees, officers, directors and stockholders in connection with the Transaction, including, but not limited to, those set forth in the Amended Reorganization Agreement (including the exhibits thereto) are true and accurate at all relevant times;

(iii)	All covenants contained in the Amended Reorganization Agreement (including exhibits thereto) will be performed without waiver or breach of any material provision thereof;

(iv)	The Transaction will be consummated in accordance with the Amended Reorganization Agreement without any waiver or breach of any material provision thereof, and the Transaction will be effective under applicable state law; and

(v)	Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification.

Based upon and subject to the qualifications, assumptions and limitations set forth herein and in the Amended Registration Statement, we are of the opinion that the statements in the Amended Registration Statement under the caption “The Transaction—Material U.S. Federal Income Tax Consequences” accurately summarize the material U.S. federal income tax consequences of the Transaction.

This opinion does not address the various state, local or foreign tax consequences that may result from the Transaction or the other transactions contemplated by the Amended Reorganization Agreement and does not address the federal tax consequences of any transaction other than the Transaction as described in the Amended Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Transaction or the other transactions contemplated by the Amended Reorganization Agreement except as specifically set forth herein,

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and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Transaction, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the federal income tax consequences of the Transaction and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered solely in connection with the filing of the Amended Registration Statement. It is intended for the benefit of Parent and is not to be relied upon for any other purpose or by any other person without our prior written consent, provided, however, that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We consent to the reference to our firm under the caption “The Transaction—Material U.S. Federal Income Tax Consequences” in the Amended Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Amended Registration Statement.

Sincerely,

COOLEY GODWARD LLP

/S/ DANIEL P. MEEHAN
Daniel P. Meehan

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